UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

-----------------------------------------------------x
                                                     :
                                                     :
                                                     :
MCG CAPITAL CORPORATION,                             :
                                                     :
                                   Plaintiff,        :
                                                     :      No.
                                                     :         ---------
               v.                                    :
                                                     :
SPRINGBOK CAPITAL MANAGEMENT, LLC;                   :
SPRINGBOK CAPITAL MASTER FUND, LP; SPRINGBOK         :
CAPITAL ONSHORE, LLC; GAVIN SAITOWITZ;               :
SOUNDPOST PARTNERS, LP; JAIME LESTER; LYRICAL        :
PARTNERS, LP; JEFFREY KESWIN,
                                                     :
                                   Defendants.       :
-----------------------------------------------------x

                                    COMPLAINT

          Plaintiff MCG Capital Corporation ("MCG" or the "Company"), by its undersigned counsel, alleges upon knowledge to its own acts, and upon information and belief as to all other matters, as follows:

                              NATURE OF THE ACTION

          1. This is an action brought under Section 13(d) of the Securities and Exchange Act of 1934 (the "Exchange Act"), 15 U.S.C. ss. 78m(d). In order to ensure transparency in financial markets with respect to the accumulation of large share positions, Section 13(d) requires any person who obtains five percent or more of the outstanding stock of a registered security to disclose to the investing public details of the securities acquisition and its purpose on a
Schedule 13D. Section 13(d) equally applies to any "group of persons" who, acting in concert or with a common plan, collectively acquire five percent of more of the stock of any registered company.

          2. Plaintiff MCG is a publicly traded, internally managed, non-diversified closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. Defendants Springbok Capital Management, LLC ("Springbok"); Springbok Capital Master Fund, LP ("Springbok Master Fund"); Springbok Capital Onshore, LLC ("Springbok Onshore"); Gavin Saitowitz; Soundpost Partners, LP; Jaime Lester; Lyrical Partners, LP; and Jeffrey Keswin (collectively, the "Defendants" or the "Springbok Group"), concededly acting as a Section 13(d) group, have acquired more than five percent of the outstanding shares of MCG and are therefore subject to Section 13(d) and SEC rules promulgated thereunder. Indeed, these defendants have made clear their intent to change or influence control of MCG. Defendants, and their activity with respect to MCG, thus fall within the heartland of conduct Section 13(d) is designed to regulate.

          3. Defendants violated Section 13(d) when they jointly filed an erroneous and incomplete Schedule 13D on November 20, 2008 (as amended on January 21, 2009, the "Springbok 13D"). Specifically, as detailed herein, the Springbok 13D contains numerous apparent errors or omissions pertaining to Defendants' MCG stock trading activity. The Springbok 13D disclaims any present plan or purpose to effect an extraordinary transaction involving MCG or any discussions with any other persons regarding such a transaction, notwithstanding that the Springbok Group has promoted at least two such plans since filing the Springbok 13D. Relief from this Court is therefore necessary to ensure that MCG stockholders have the complete information mandated by the Exchange Act.

          4. The need for relief is especially acute here because defendants Springbok and Saitowitz, in addition to rapidly accumulating a substantial position in MCG stock, have aggressively injected themselves into matters relating to the Company's management and control. On January 16, 2009, Saitowitz and Springbok delivered to MCG a notice of intent to nominate three persons -- including Saitowitz himself and Robert S. Everett, an individual who has been affiliated with Millennium Partners LP (together with its affiliates, "Millenium") -- to stand for election as directors of MCG at its upcoming 2009 annual meeting of stockholders. Springbok and Saitowitz thus commenced a "proxy fight" to seize control of MCG -- partially on the strength of their erroneous 13D filings. Consistent with the "control purpose" of their group, all of the Defendants have declared their support for the Springbok/Saitowitz slate of nominees.

          5. Moreover, through this proxy contest and otherwise, Saitowitz and the rest of the Springbok Group have acted so as to involve Millennium and/or many of its historical allies in the control of MCG. As detailed below, (1) one of Springbok's nominees for the MCG board (Everett) is a long-time Millennium collaborator; (2) Millennium has indirectly acquired a substantial stake in MCG through an affiliated investment vehicle called Ironsides Holdings, LLC, which is managed by Robert C. Knapp, who has previously collaborated with Everett in at least one prior Millennium-backed investment company takeover effort; (3) indeed, in a prior and highly analogous proxy contest situation, Millennium -- much like Springbok here -- nominated Everett and Knapp together in an attempt to seize control of another closed-end investment company; and (4) in January 2009, Saitowitz proposed and arranged a meeting between MCG and a special purpose investment company in which Millennium was the largest investor, with the stated purpose of facilitating the sale of MCG to this investment company. Saitowitz's proposal to effect a sale of control of MCG must be, but is not, disclosed in the Springbok 13D, and this omission alone requires an immediate injunctive order of supplemental disclosure.

Although the Springbok Group has denied any connection with Millennium, these facts indicate that the Springbok-led group is considering delivering MCG to affiliates of Millennium -- and yet they all remain improperly undisclosed to MCG stockholders.

          6. Because MCG anticipates holding a shareholder meeting in the near future, and because the Defendants have stated, both to MCG management and in their 13D filings, that they intend to seek managerial control of MCG, it is imperative that the Defendants accurately disclose their trading activity in MCG stock; any contracts, arrangements, or understandings, if any, with Millennium or other third parties they have regarding MCG stock; and their intention to execute any extraordinary transactions involving MCG.

          7.  Accordingly, the Defendants should be required to file an amended
Schedule 13D disclosing the complete and accurate information that the Defendants should have disclosed in their original Schedule 13D filing on November 20, 2008. Moreover, to ensure the integrity of the corporate election process, the Defendants should be barred from acquiring more MCG securities, voting the securities they already own, and nominating directors to the MCG board until they file a complete and accurate Schedule 13D correcting the errors and omissions contained in their present 13D filings.

                             JURISDICTION AND VENUE

          8. This action arises under Section 13(d) of the Exchange Act, 15 U.S.C. ss. 78m(d), and the rules and regulations promulgated thereunder by the SEC.

          9. This court has jurisdiction over this lawsuit pursuant to Section 27 of the Exchange Act, 15 U.S.C. ss. 78aa.

          10. Venue in this district is proper pursuant to Section 27 of the Exchange Act, 15 U.S.C. ss. 78aa.

          11. This court may grant declaratory relief pursuant to 28 U.S.C. ss. 2201 because an actual controversy exists regarding the accuracy of the Defendants' statements and disclosures under Section 13(d) of the Exchange Act.

                                   THE PARTIES

          12. MCG is a publicly traded, internally managed, non-diversified closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. MCG is incorporated in Delaware and headquartered in Arlington, Virginia. Its shares are publicly traded on the NASDAQ Global Select Market. A majority of its board members are independent of management.

          13. Springbok is a limited liability company incorporated in Delaware. Its principal place of business is New York, New York. Its offices are located at 405 Park Avenue, Sixth Floor, New York, New York.

          14. Springbok Capital Master Fund, LP, is a limited partnership registered in the Cayman Islands.

          15. Springbok Capital Onshore, LLC, is a limited liability company incorporated in Delaware. Its principal place of business is New York, New York. Its offices are located at 405 Park Avenue, Sixth Floor, New York, New York. It is advised by Springbok.

          16. Gavin Saitowitz is a principal and managing member of Springbok Capital Management, LLC, and the managing partner of Springbok Capital Master Fund, LP. He has also been proposed, by himself and Springbok Onshore, as a director nominee at the 2009 annual meeting of MCG stockholders.

          17. Soundpost Partners, LP ("Soundpost"), is a limited partnership registered in Delaware. Its principal place of business is New York, New York. Its offices are located at 405 Park Avenue, Sixth Floor, New York, New York.

          18.  Jaime Lester is a principal of Soundpost.

          19. Lyrical Partners, LP ("Lyrical") is a limited partnership registered in Delaware. Its principal place of business is New York, New York. Like Springbok and Soundpost, Lyrical's offices are located at 405 Park Avenue, Sixth Floor, New York, New York.

          20.  Jeffrey Keswin is a principal of Lyrical.

                               FACTUAL BACKGROUND

THE SPRINGBOK GROUP TAKES AIM AT MCG

          21. The Springbok 13D wrongfully fails to disclose how and under what circumstances the members of the Springbok Group obtained their reportable position in MCG stock. The Springbok 13D indicates, however, that by September 22, 2008, Springbok and Saitowitz already owned at least five percent of MCG's outstanding common stock.

          22. In October of 2008 -- well after Saitowitz and Springbok apparently had crossed the five percent ownership line that presumptively imposes Schedule 13D reporting requirements -- Saitowitz approached Lester and proposed working together to implement plans to alter the strategic direction of MCG. These plans included the sale or liquidation of MCG, changes in the composition of its board of directors, the hiring of an outside investment manager, and the replacement of its management. During the course of October and early November, Saitowitz, Lester, and Keswin formed a group with the objective of coordinating their efforts to alter the strategic direction of MCG. Defendants concede that, at least as early as November 10, 2008, the Defendants reached an agreement to so coordinate their efforts.

          23. On November 12, 2008, Springbok, Soundpost, and Lyrical entered into a binding term sheet governing the terms of their cooperation with respect to their plans to alter the strategic direction of MCG. Under the term sheet, Springbok, Lyrical, and Soundpost agreed to share dispositive and voting power over certain MCG shares held by them and their affiliates. As of November 20, 2008, these shares numbered 7,454,484. On November 19, 2008, Springbok, Lyrical, and Soundpost entered into an amended and restated term sheet that superseded the November 12, 2008 term sheet.

          24. On November 20, 2008, the Defendants filed a Schedule 13D disclosing that they had formed a group for the purpose of holding or acquiring MCG stock. The Schedule 13D contained several apparent errors or omissions, including a failure to accurately report when Saitowitz and Springbok formed a control purpose with respect to MCG and an incomplete list of transactions in MCG stock effected by the Defendants within the previous 60 days.

          25. On January 16, 2009, Saitowitz and Springbok Onshore, an entity affiliated with Springbok, delivered to MCG a notice of intent to nominate Saitowitz, Robert S. Everett, and Edward Gage as directors at the 2009 annual meeting of MCG stockholders. On January 21, 2009, the Defendants filed an amended Schedule 13D stating that the Defendants supported the three director nominees proposed by Saitowitz and Springbok Onshore. The amended Schedule 13D failed to cure any of the material errors or omissions in the original Schedule 13D filed on November 20, 2008.

          26. To the contrary, the Springbok 13D as amended compounded Defendants' disclosure violation. In the amended filing, the Springbok Group specifically disclaimed any "present plan or proposal that would relate to or result in" an extraordinary corporate transaction. But in late January and early February 2009, Saitowitz proposed and arranged two telephonic meetings between MCG management and potential buyers -- both of which included clear plans and proposals for extraordinary corporate transactions involving MCG. At the first of these Springbok-sponsored telephonic meetings, on or about February 5, 2009, an acquisition company of which Millennium is the largest investor proposed to purchase MCG. At the second of these meetings, on or about February 11, 2009, another special purpose acquisition company proposed to purchase a large proportion of MCG's assets in an extraordinary transaction.

          27. In late January and early February, MCG informed Saitowitz and Springbok Onshore that, pursuant to MCG's bylaws, they were ineligible to nominate directors. On February 10, 2009, Saitowitz, Springbok Onshore, Robert
S. Everett, and Edward Gage sued MCG and its directors in the Chancery Court of Delaware, seeking a declaration that the Springbok Group was entitled to nominate directors. That litigation is pending.

THE DEFENDANTS HAVE NOT ACCURATELY DISCLOSED
THEIR CONTROL PURPOSE AND MCG STOCK TRADING
HISTORY
---------------------------------------------

          28.  On November 20, 2008, the Defendants filed with the SEC a
Schedule 13D, in which they disclosed that they shared voting and dispositive power over 7,454,484 shares of MCG. The timing and contents of this filing violated Section 13(d) in the following respects.

          29. First, Saitowitz and Springbok violated Section 13(d) by failing to report their MCG ownership position promptly after developing an interest in exercising control over MCG's affairs. As five percent holders of MCG since (at the latest) September 22, 2008, Saitowitz and Springbok were required to disclose their MCG holding on Schedule 13D promptly and within 10 days at most. Moreover, even if Springbok holds itself out as a registered investment advisor (and thus claimed permission to delay filing a Schedule 13G until 45 days after the end of the calendar year so long as it does not have a control purpose with respect to MCG), Springbok and Saitowitz would have been legally required to disclose their position on Schedule 13D within 10 days of developing any such control purpose, pursuant to governing regulations. The November 20, 2008 13D concedes that Saitowitz and Springbok entered into discussions evincing a control purpose as of mid-October 2008. Accordingly, their failure to file a
Schedule 13D until November 20, 2008 violated Section 13(d). To cure this violation, Saitowitz and Springbok must disclose when they conceived a control purpose in MCG, what that control purpose was, and detail all transactions in MCG stock since their holding in MCG common stock exceeded five percent. Moreover, because this violation permitted members of the Springbok Group to acquire shares of MCG stock while they themselves were withholding material and disclosable information about their intentions from the marketplace, the Springbok Group should be barred from voting any shares of MCG stock they acquired after crossing the five percent threshold.

          30. Second, the 13D is inconsistent with documents Saitowitz and Springbok Onshore submitted to MCG in connection with their proposed nomination of directors at the 2009 annual MCG stockholders' meeting (the "Nominating Documents"). The Nominating Documents recited that Soundpost Capital Offshore, Ltd., HFR HE Soundpost Master Trust, and Soundpost Capital, LP (collectively, the "Soundpost Entities"), all entities managed by Soundpost, purchased 68,496 shares of MCG stock on November 17, 2008; 153,388 shares of MCG stock on November 18, 2009; and 234,768 shares of MCG stock on November 19, 2008. The Defendants did not report any of these trades in their Schedule 13D, even though they were required under 17 C.F.R. ss. 240.13d-101 to report all trades effected in the 60 days before the filing date. Defendants must disclose these trades and any other undisclosed transactions involving MCG securities in the relevant period.

          31. Third, the Defendants reported in their Schedule 13D filing that Soundpost Partners, LP, purchased 67,829 shares of MCG stock on November 15, 2008, but they reported no such purchase when they submitted to MCG on January 16, 2009, as part of the Nominating Documents, a list of all transactions in MCG stock effected within the past two years by the Soundpost Entities. This and any other inconsistencies pertaining to the MCG holdings of Soundpost must be corrected for the 13D to be compliant with law.

          32. Fourth, the Springbok 13D filing is internally inconsistent with respect to the number of shares beneficially owned by Soundpost Partners, LP, Jaime Lester, Lyrical Partners, LP, and Jeffrey Keswin. The cover pages of the 13D report that Soundpost Partners, LP, and Jaime Lester each beneficially own 3,229,098 MCG shares over which they share voting and dispositive power with the other Defendants, and that Lyrical Partners, LP, and Jeffrey Keswin each beneficially own 3,094,723 MCG shares over which they share voting and dispositive power with the other Defendants. In Item 5, however, the Defendants state that Soundpost Partners, LP, and Jaime Lester each beneficially own 3,094,723 MCG shares over which they share voting and dispositive power with the other Defendants, and that Lyrical Partners, LP, and Jeffrey Keswin each beneficially own 3,229,098 MCG shares over which they share voting and dispositive power with the other Defendants.

          33. Fifth, the Springbok 13D states that Soundpost Partners, LP, and Lyrical Partners, LP, are "investment manager[s] with respect to certain private investment funds" and are filing the 13D "with respect to shares of [MCG's] common Stock owned by such private investment funds." The Springbok 13D does not, however, disclose the names or any other identifying information of these funds, nor does it disclose whether any of the transactions in MCG stock listed as effected by Soundpost Partners, LP, or Lyrical Partners, LP, were in fact effected by these private investment funds. The Nominating Documents disclose that some of the transactions listed in the 13D as effected by Soundpost Partners, LP, or Lyrical Partners, LP, were in fact effected by the private investment funds managed by these partnerships. The Defendants' failure to disclose in the Springbok 13D which particular entities effected trades in MCG stock violates 17 C.F.R. ss. 240.13d-101, which requires reporting groups to disclose "[t]he identity of the person . . . who effected the transaction."

THE SPRINGBOK GROUP'S UNDISCLOSED PLANS AND
RELATIONSHIPS WITH RESPECT TO MCG
--------------------------------------------

          34. The 13D does not disclose any apparent intention to facilitate a sale of MCG to certain identified persons although any such intention is required to be disclosed under Section 13(d) and 17 C.F.R. ss. 240.13d-101, which requires 13D filers to, among other things, describe any plan or purpose such a filer may have with respect to "[a]n extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the issuer or any of its subsidiaries." Developments since the Springbok group was formed (allegedly only in November 2008) strongly indicate an intention to enter into specific extraordinary transactions that must be disclosed to MCG shareholders.

          35. On or about January 23, 2009, Saitowitz proposed a meeting between Steven Tunney, the chief executive officer of MCG, and representatives of a special purpose acquisition vehicle (called a "SPAC") whose largest owner is an affiliate of Millenium. According to the terms of the certificate of incorporation of this Millenium-affiliated SPAC, it, must either complete a business combination by August 2009 or liquidate. The telephonic meeting took place on February 5, 2009. At the meeting, representatives from the Millenium-affiliated SPAC proposed a purchase of MCG. A similar extraordinary transaction was proposed at another Springbok-brokered meeting approximately one week later with a different SPAC.

Thus, Springbok and Saitowitz have already acted on plans to broker an extraordinary MCG transaction, and have sponsored a proposal concerning an extraordinary transaction whereby a Millennium-affiliated entity would purchase MCG in its entirety. These plans have not been publicly disclosed.

          36. Compounding the disclosure failure, an individual who is upon belief a relative of Gavin Saitowitz is employed by and affiliated with the sponsor of the Millenium-affiliated SPAC. On belief, the sponsor of this SPAC and its participants have unique incentives to complete an acquisition transaction before the SPAC's August 2009 liquidation deadline. The Springbok Group's consideration and promotion of a transaction with this entity must be disclosed, especially in light of these special incentives.

          37. The Millenium connections do not end there. Thus, in addition to Saitowitz himself, the Springbok group has purportedly nominated Robert S. Everett to the MCG board. Everett has a long-standing history with Millennium, including in circumstances highly analogous to those here. In 2003, Millennium directly waged a proxy contest to take control of MVC Capital, Inc., which, like MCG, is a closed-end investment company registered under the Investment Company Act of 1940. Millennium nominated Everett to the MVC board, and then, after facilitating Everett's election as an MVC director, Millennium took control of MVC and Mr. Everett was installed as its chief executive officer.

          38. The Millennium-MVC-MCG connection also runs deeper. Along with Everett, Millennium elected Robert S. Knapp as an MVC director in its 2003 proxy fight. Knapp and Everett thereafter served together as Millennium-supported representatives on the MVC board, thereby ensuring Millennium's influence over MVC. Now, Knapp and Ironsides

Holdings have simultaneously emerged as activist investors in MCG, at the same time Springbok seeks to nominate Knapp's long-time Millennium collaborator Everett as a director of MCG.

          39. Springbok and Saitowitz must disclose their apparent intention to facilitate a sale of MCG. The Springbok Group must also disclose any other interests it may have, whether through affiliates, family members or otherwise, in brokering a potential transaction, and the full extent of its relationship with Millennium or any other third parties with whom it may be collaborating in connection with its efforts to influence control of MCG. To the extent the Springbok Group is pursuing a course of conduct that is designed to or will have the potential effect of delivering MCG to Millennium or to any entity, MCG and its stockholders have the right to be so informed immediately.

                         INJUNCTIVE RELIEF IS NECESSARY

          40. Until the Defendants' filing is corrected, the Defendants will be able to seek control of MCG by buying additional MCG shares and waging a proxy fight, while MCG stockholders will be deprived of the benefit of 13D filings that provide an accurate accounting of Defendants' holdings and trading activity and information sufficient to evaluate whether Defendants' interests are aligned with those of other MCG shareholders. MCG and its shareholders suffer irreparable harm for each day that the Springbok Group's incomplete and inaccurate disclosures remain in the market place. Injunctive relief to force corrective disclosures is necessary and appropriate.

          41. Ordering the Defendants to correct their 13D filings, however, is not a complete remedy. The Defendants should not be able to benefit from their misleading disclosures by continuing to purchase MCG shares, vote MCG shares, or nominate directors to the MCG board while their disclosures remain uncorrected. An order barring the Defendants' from purchasing additional MCG shares, voting their MCG shares, or nominating directors to the MCG board until they file a corrected Schedule 13D is the only way to prevent MCG shareholders from selling their securities to the Defendants or voting for the Defendants' director nominees based on the Defendants' inadequate and misleading disclosure of their trading activity in MCG stock and their strategic plans if they gain control of MCG.

                          AS AND FOR A CAUSE OF ACTION

                 (VIOLATION OF SECTION 13(D) OF THE EXCHANGE ACT
                      AND SEC RULES PROMULGATED THEREUNDER)

          42. MCG repeats the allegations of the preceding paragraphs 1 though 41 as if fully set forth herein.

          43. The Schedule 13D filed by the Defendants on November 20, 2008 and as amended since is materially false and misleading because it misstates or omits material information that is required to be disclosed.

          44. The Defendants are obligated to correct as soon as possible the material misstatements or omissions so that MCG shareholders have a complete and accurate understanding of the Defendant's actions and intentions regarding MCG. Unless the Defendants immediately correct their misleading disclosures and MCG shareholders are protected by appropriate interim relief, MCG shareholders will continue to be irreparably harmed and their to vote in a fair and fully informed corporate election contest will be impaired.

          WHEREFORE, MCG prays for judgment against the Defendants as follows:

          (a)  declaring that the Springbok 13D filed by the Defendants violates
Section 13(d) of the Exchange Act;

          (b) ordering that the Defendants, their officers, agents, and those persons or entities in active concert with them:

               (i) correct their misstatements and omissions, including by filing with the SEC and sending to MCG, complete and accurate disclosures required by Section 13(d) of the Exchange Act;

               (ii) are enjoined from purchasing or making any arrangement to purchase any MCG securities until they have filed with the SEC and sent to MCG complete and accurate disclosures required by Section 13(d) of the Exchange Act and shareholders have had sufficient time to digest the corrected information;

               (iii) are enjoined from voting any MCG securities they currently own until they have filed with the SEC and sent to MCG complete and accurate disclosures required by Section 13(d) of the Exchange Act and shareholders have had sufficient time to digest the corrected information;

               (iv) are enjoined from voting any MCG securities they currently own that were acquired while their inaccurate Schedule 13D filings were disclosed to the marketplace;

               (v) are enjoined from nominating directors to the MCG board until they have filed with the SEC and sent to MCG complete and accurate disclosures required by Section 13(d) of the Exchange Act and shareholders have had sufficient time to digest the corrected information; and

          (c) are enjoined from making any additional material misstatements or omissions in connection with MCG securities; and

          (d) granting such other, further, or different relief as the Court may deem just and proper.


March 4, 2009
                                             WACHTELL, LIPTON, ROSEN & KATZ



                                             By: /s/ William Savitt
                                                 ------------------------------
                                                   William Savitt (WS 5236)

                                                   Attorneys for Plaintiffs
                                                   51 W. 52nd Street
                                                   New York, NY
                                                   (212) 403-1000





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